Exhibit 8.1

July 28, 2026
Welltower Inc.
4500 Dorr Street
Toledo, Ohio 43615
Ladies and Gentlemen:
We have acted as special tax counsel to Welltower Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of shares of common stock, par value $1.00 per share, having an aggregate offering price of up to $7,500,000,000, pursuant to the prospectus supplement dated July 28, 2026 to the prospectus dated March 28, 2025 (collectively, the “Prospectus”) included in the Company’s Registration Statement on Form S-3 (File No. 333-286204) (the “Registration Statement”), filed by the Company on March 28, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). You have requested our opinion regarding certain U.S. federal income tax matters. Certain capitalized terms used herein without definition are as defined in the Registration Statement.
Prior to a reorganization (the “Reorganization”) on April 1, 2022, whereby a newly formed subsidiary of the Company (“Merger Sub”) merged with and into a company formerly known as Welltower Inc. (the “Predecessor”) and the Predecessor became a wholly owned subsidiary of the Company in a transaction intending to qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), the Predecessor was known as Welltower Inc., a Delaware corporation, and the Company was known as WELL Merger Holdco Inc., a Delaware corporation. In connection with the Reorganization, the Predecessor changed its name to Welltower OP Inc., the Company changed its name to Welltower Inc. and the Predecessor became a qualified REIT subsidiary of the Company. On May 24, 2022, the Predecessor was converted into a Delaware limited liability company known as Welltower OP LLC (“Welltower OP”), and became classified as a disregarded entity for U.S. federal income tax purposes. In giving this opinion, we have examined and relied upon originals or copies of the following documents (the “Reviewed Documents”):
•the Amended and Restated Certificate of Incorporation of the Company and the Second Restated Certificate of Incorporation of the Predecessor;
•the Amended and Restated By-Laws of the Company and the Seventh Amended and Restated By-Laws of the Predecessor;
•the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”);
•that certain Agreement and Plan of Merger, entered into as of April 1, 2022, by and among the Company, the Predecessor and Merger Sub;
•the Registration Statement and the Prospectus;

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•a certificate (an “Officer’s Certificate”) from the Company, dated on or about the date hereof and executed by a duly appointed officer, setting forth certain factual representations relating to the organization, operations and proposed operations of the Company, the Predecessor and its subsidiaries;
•the Company’s 2024 U.S. federal income tax return;
•Limited Liability Company Agreement of Welltower OP, dated May 24, 2022, as amended, Amendment No. 1 thereto, dated June 1, 2022, Amendment No. 2 thereto, dated June 4, 2025 and Amendment No. 3 thereto, dated December 31, 2025; and
•such other documents as we have deemed necessary or appropriate for purposes of this opinion.
In connection with the opinions rendered below, we have assumed with your consent that:
1.each of the Reviewed Documents has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended since our receipt of such documents;
2.all of the factual representations set forth in the Reviewed Documents are true, correct and complete as of the date hereof, and any representation or statement made as a belief, intention or “to the knowledge of” or similarly qualified is correct and accurate, without such qualification;
3.each agreement described in the Reviewed Documents is valid, binding and enforceable in accordance with its terms;
4.each of the obligations of the Company, the Predecessor and their subsidiaries described in the Reviewed Documents has been or will be performed or satisfied in accordance with its terms without regard to any qualification as to level of effort in satisfying such obligations;
5.each of the Company, the Predecessor and their subsidiaries has operated and will operate in a manner that has caused or will cause, as the case may be, the factual representations relating to the ownership, operation, future method of operations and compliance of the Company with the real estate investment trust (“REIT”) provisions of the Code and the Treasury Regulations (the “Regulations”) thereunder, as in effect as of the date hereof, contained in the Officer’s Certificate to be true;
6.the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT under sections 856 through 860 of the Code for any taxable year; and
7.no action will be taken by the Company, the Predecessor or their subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

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In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of our opinions rendered below. For the purposes of rendering these opinions, we have not made an independent investigation of the facts set forth in any documents delivered to us, including, without limitation, the Officer’s Certificate. We have relied completely upon the Company’s representations that the information presented in such documents accurately reflects all material facts. In the course of our representation of the Company, we have not been made aware of any facts inconsistent with such factual representations. In addition, where such factual representations involve terms defined or used in the Code, the Regulations, published rulings of the Internal Revenue Service (the “IRS”) or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations.
Based on the Code, Regulations, documents, assumptions, qualifications and statements set forth above and the factual representations set forth in the Officer’s Certificate and our review of the discussion in the Annual Report under the caption “Taxation,” we are of the opinion that:
a)the Predecessor had been organized and had operated in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2011 through December 31, 2021;
b)the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2022 through December 31, 2025;
c)the Company’s organization and current and proposed method of operations, if continued, will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code for each of its taxable years ending after December 31, 2025; and
d)to the extent that the statements in the Annual Report under the caption “Taxation” purport to describe specific provisions of the Code or the rules and regulations thereunder, such statements present in all material respects an accurate summary of such provisions.
We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above or the factual representations set forth in the Officer’s Certificate.
The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7) and 856(g) of the Code, the provision of Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter and all available deficiency dividend procedures) available to the Company under the Code to correct violations

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of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinion set forth above does not foreclose the possibility that the Company may have to utilize one or more of the “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification.
We have not undertaken to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof and published court decisions and assume that none of these will change. No assurance, however, can be given that the law will not change, possibly with retroactive effect, in a way that will prevent the Company from qualifying as a REIT. Any change occurring after the date hereof in, or a variation from, any of the foregoing bases for our opinions could affect the conclusions expressed herein. The foregoing opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction or of a contrary position taken by the IRS or the Treasury Department in Regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.
The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country or any state or locality. You must judge for yourselves whether the matters addressed in this opinion letter are sufficient for your purposes.
We undertake no obligation to update the opinions expressed herein after the date of this letter. This letter has been prepared solely for your use in connection with the filing of the Prospectus and speaks only as of this date.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about the date hereof. In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

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Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP